Exhibit 99.1

FERRELLGAS, L.P. AND FERRELLGAS FINANCE CORP. ANNOUNCE CLOSING OF OFFERING OF $325 MILLION 6.750% SENIOR NOTES DUE 2022

OVERLAND PARK, Kan., Nov. 4, 2013 —  Ferrellgas, L.P., the operating partnership of Ferrellgas Partners, L.P. (NYSE: FGP), and Ferrellgas Finance Corp., a wholly-owned subsidiary of Ferrellgas, L.P., today announced the closing of their private placement offering of $325 million in aggregate principal amount of 6.750% Senior Notes due 2022 at par. Ferrellgas, L.P. and Ferrellgas Finance Corp. received net proceeds from this offering of approximately $319 million, after deducting fees and expenses of the offering. Ferrellgas, L.P. and Ferrellgas Finance Corp. used the net proceeds from the offering to purchase and/or redeem all of their outstanding 9.125% senior notes due 2017 and to pay related costs and expenses. Any remaining proceeds will be used to partially pay down outstanding indebtedness under their secured credit facility.

The offering was not registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and the notes may not be offered or sold in the United States absent such registration, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. The notes were offered only to qualified institutional buyers under Rule 144A and outside the United States only to non-U.S. persons under Regulation S. This news release does not constitute an offer to sell or a solicitation of an offer to buy any securities.

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that the issuers expect, believe or anticipate will or may occur in the future are forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the issuers, including market conditions, operational developments with respect to the issuers and other factors detailed in the issuers’ filings with the Securities and Exchange Commission.

Contact:

Tom Colvin, Investor Relations, 913-661-1530